Where Food Comes From, Inc. - 8-K

EXHIBIT 2.2

Amended and Restated Operating Agreement
of
SUREHARVEST SERVICES, LLC

A CALIFORNIA Limited Liability Company

THE LIMITED LIABILITY COMPANY UNITS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP UNITS IS RESTRICTED AS STATED IN THIS OPERATING AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING MEMBERSHIP UNITS REPRESENTED BY THIS OPERATING AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP UNITS WITHOUT COMPLYING WITH THE PROVISIONS OF THIS OPERATING AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

Table of Contents
of the
Amended and Restated Operating Agreement
of
SUREHARVEST SERVICES, llc

A CALIFORNIA Limited Liability Company

i

Exhibit A:	Information Exhibit
Exhibit B:	Glossary of Terms
Exhibit C:	Regulatory Allocations Exhibit

ii

Amended and Restated Operating Agreement
of
SUREHARVEST SERVICES, LLC

A CALIFORNIA Limited Liability Company

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT is made and entered into as of the Effective date by and among SureHarvest Services, LLC, a California limited liability company (the “LLC”), the initial Managers and the Members whose names, addresses and taxpayer identification numbers are listed on the Information Exhibit attached hereto as Exhibit A. Unless otherwise indicated, capitalized words and phrases in this Amended and Restated Operating Agreement (this “Agreement”) shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit B.

Recitals:

WHEREAS, the LLC was formed pursuant to the Act on November 22, 2016 upon the filing of the Articles of Organization with the Secretary of State of the State of California; and

WHEREAS, effective as of the Effective Date and pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 28, 2016 (the “Purchase Agreement”), by and among the LLC, Where Food Comes From, Inc., a Colorado corporation (“WFCF”) and SureHarvest, Inc., a California corporation (“SureHarvest”) SureHarvest acquired Units in the LLC; and

WHEREAS, the parties hereto now wish to amend and restate the Existing LLC Agreement in connection with the Closing of the transactions contemplated by the Purchase Agreement for the purposes of, among other things, (i) admitting certain Persons as Members and (ii) setting forth the provisions regarding the governance and management of the LLC.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the operating agreement of the LLC shall be amended and restated to read as follows:

ARTICLE I

Formation

Section 1.1 Formation; General Terms; Effective Date. The LLC was formed upon the filing of the Articles of Organization with the Secretary of State of the State of California. To the extent not previously a Member, each Person listed on the attached Information Exhibit shall be admitted to the LLC as a Member upon their execution of this Agreement. This Agreement shall be effective as of December 28, 2016 (the “Effective Date”).

The rights and obligations of the Members and the terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern.

The Board shall cause to be executed and filed on behalf of the LLC all other instruments or documents, and shall do or cause to be done all such filing, recording or other acts, including the filing of the LLC’s annual report with the Secretary of State of the State of California, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in California and in the other states and jurisdictions in which the LLC shall transact business.

Section 1.2 Name. The name of the LLC shall be “SureHarvest Services, LLC”. The name of the LLC shall be the exclusive property of the LLC and no Member shall have any commercial rights in the LLC’s name or any derivation thereof, even if the name contains such Member’s own name or a derivation thereof. The LLC’s name may be changed only by an amendment to the Articles of Organization adopted by the Board.

Section 1.3 Purposes. The nature of the business or purposes to be conducted or promoted by the LLC is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The LLC may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the LLC to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of California.

Section 1.4 Registered Agent; Registered Office. The LLC’s registered agent and registered office are set forth in the Articles of Organization and may be changed from time to time by the Board pursuant to the provisions of the Act.

Section 1.5 Commencement and Term. The LLC commenced at the time and on the date appearing in the Articles of Organization and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement.

ARTICLE II

Capital Accounts; Capital; Units

Section 2.1 Capital. As of the Effective Date and after giving effect to the transactions contemplated by the Purchase Agreement, each Member agrees and acknowledges that each Member’s aggregate Capital and the number of Units held by each Member is reflected opposite such Member’s name on the Information Exhibit.

Section 2.2 Additional Capital Contributions; Participation Rights. (a)       Subject to the receipt of the approvals required by Section 5.4, the Board may from time to time authorize and cause the LLC to issue additional Interests, secured or unsecured debt obligations of the LLC, debt obligations of the LLC convertible into Interests, options or warrants to purchase Interests, or any combination of the foregoing (collectively, “New Securities”) with such terms and conditions and in exchange for such cash or other property as it may determine; provided, however, no Member shall have any obligation to contribute additional capital to the LLC except to the extent such Member exercises its participation rights pursuant to this Section 2.2 (in which case such Member shall be obligated to contribute capital to the LLC for the New Securities it elected to purchase) and pursuant to Section 3.4. The LLC shall offer to each Member holding Units the right to purchase all or any portion of that number of the New Securities being issued equal to (x) the number of New Securities being issued times (y) a fraction, the numerator of which is the number of Units held by such Member and the denominator is the number of Units held by all Members, on the same terms and subject to the same conditions as the proposed issuance to others. Any New Securities not initially subscribed for by the holders of Units (the “Unsubscribed Securities”) shall be reoffered (iteratively, as necessary) to those Persons electing initially to purchase their full proportionate share of New Securities hereunder in proportion to the number of Units held by them or in such other amounts as they may agree. Any Unsubscribed Securities not subscribed for by the Members in accordance with the previous sentence may be offered to those Persons selected by the Board in its sole discretion, including any Member or its Affiliates.

(b)           The LLC shall not (i) issue or sell any equity securities of any of its Subsidiaries, or any securities convertible into, or exchangeable or exercisable for, any equity securities of any of its Subsidiaries, or any debt obligations convertible into equity securities of any of its Subsidiaries, or any combination of the foregoing (collectively, the “Other Securities”), or (ii) except in connection with the exercise by lenders to the LLC of rights and remedies under any pledge agreement, permit any of its Subsidiaries to issue or sell any Other Securities to any Person that is a Member or an Affiliate of a Member without offering the Members holding Units the right to purchase such Other Securities to the same extent that such Members would be entitled under the provisions of this Section 2.2 if such issuance or sale of Other Securities were an issuance of New Securities, and no Member shall, or shall permit any of its Affiliates to, acquire any Other Securities other than pursuant to an issuance or sale in accordance with this sentence. The Board shall determine the timing and such other procedures as may be necessary and appropriate to enable the holders of Units to exercise their rights under this Section 2.2, provided that in no event shall such Persons be given less than ten (10) days nor more than thirty (30) days prior notice before being required to commit to purchase any New Securities or Other Securities which they may initially become entitled to purchase pursuant to this Section 2.2.

Section 2.3 Liability of Members. No Member shall be liable for any debts or losses of capital or profits of the LLC or be required to guarantee the liabilities of the LLC. Except as set forth in Sections 2.1, 2.2 (to the extent such Member exercises its participation rights) and 3.4 of this Agreement, no Member shall be required to contribute or lend funds to the LLC. In no event shall any Member be liable with respect to, or be required to contribute capital to restore, a negative or deficit balance in such Member’s Capital Account upon the dissolution or liquidation or at any other time of either the LLC or such Member’s Interest except in the case and to the extent of a distribution made in violation of the express provisions of this Agreement.

Section 2.4 Maintenance of Capital Accounts; Capital Amount; Withdrawals; Interest. Separate Capital Account and Capital amounts shall be maintained for each of the Members.

No Member shall be entitled to withdraw or receive any part of its Capital Account or Capital amount or receive any distribution with respect to its Interest except as provided in this Agreement. No Member shall be entitled to receive any interest on its Capital Account or Capital amount except as provided in this Agreement. Each Member shall look solely to the assets of the LLC for distributions with respect to its Interest and, except as otherwise provided in this Agreement, shall have no right or power with respect to its Interest to demand or receive any property or cash from the LLC. No Member shall have priority over any other Member as to LLC distributions or allocations relating to its Units except as provided in this Agreement. The Capital Account of each Member on the Effective Date after giving effect to the transactions contemplated by the Purchase Agreement is equal to the Capital set forth opposite such Member’s name on the Information Exhibit.

Section 2.5 Classes of Units. Each Member shall hold an Interest. Each Member’s Interest shall be denominated in Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Interest shall be determined under this Agreement and the Act to the extent herein provided based upon the number and the class of Units held by such Member with respect to its Interest. The number and class of Units held by each Member on the Effective Date is set forth opposite each Member’s name on the Information Exhibit. Units shall have all the rights, privileges, preferences and obligations as are specifically provided for in this Agreement. This Agreement shall not be amended to provide for any additional classes of Units without the unanimous consent of the Members. On the Effective Date, 4,674,960 Units are issued and are outstanding.

ARTICLE III

Distributions

Section 3.1 Tax Distributions. The Board shall determine in its sole discretion if distributions pursuant to this Section 3.1 shall be made quarterly or annually. Within fifteen (15) days following the end of each Tax Estimation Period (in the event of quarterly distributions) and ninety (90) days following the end of each Tax Estimated Period (in the event of annual distributions), to the extent of available cash (as determined by the Board), the LLC shall distribute to the Members cash in an amount equal to (A) the excess, if any, of (i) the LLC’s Cumulative Adjusted Taxable Income computed through the end of the Tax Estimation Period in question over (ii) the LLC’s Cumulative Adjusted Taxable Income computed from the Effective Date through the end of the immediately preceding Tax Estimation Period (but in no event shall the amount described in this clause (ii) be less than the greater of zero or the LLC’s greatest amount of positive Cumulative Adjusted Taxable Income as of the end of any preceding Tax Estimation Period) (the excess of (i) over (ii) referred to as, the “Current Net Positive Allocable Income”), multiplied by (B) forty percent (40%). Additionally, in the event that based on the LLC’s tax returns the Board determines that the LLC’s Cumulative Adjusted Taxable Income computed through the end of any calendar year is more than the amount used for purposes of computing the amount distributable pursuant to the previous sentence, the LLC shall distribute to the Members within ninety (90) days after the end of that calendar year an amount equal to (i) such excess multiplied by (ii) forty percent (40%) for the last Tax Estimation Period during that calendar year (the “True-Up Tax Distribution”). Tax distributions pursuant to this Section 3.1 with respect to each Tax Estimation Period shall be made to the Members in proportion to the Current Net Positive Allocable Income in such Tax Estimation Period that is allocable to them based on their entitlement to distributions pursuant to Section 3.2(b). In the event that the LLC fails to make tax distributions in the amounts required by this Section 3.1, the LLC shall accrue on its books the amount of any unpaid tax distributions owed to the Members and shall pay such accrued amounts as soon as practicable thereafter.

Section 3.2 Discretionary Distributions. Prior to the dissolution of the LLC (including, without limitation, a Capital Transaction that results in a dissolution of the LLC), the LLC shall distribute cash or property, subject to Sections 3.1 and 3.5, in such amounts, at such times and as of such record dates as the Board shall determine in the following order of priority:

(a)           First, to the holders of Units in proportion to the Capital held by them until the Capital of all holders of Units is zero; and

(b)           The balance, to the holders of Units in proportion to the number of such Units held by them.

Capital shall be computed as of the date of the distribution.

Section 3.3 Withholding. In the event any federal, foreign, state or local jurisdiction requires the LLC to withhold taxes or other amounts with respect to any Member’s allocable share of Profits, taxable income or any portion thereof, or with respect to distributions, the LLC shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Member for whom the LLC has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Member’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.

If it is anticipated that at the due date of the LLC’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the LLC the amount of such shortfall within thirty (30) days after notice of such shortfall is given to such Member by the LLC. In the event a Member fails to make the required payment when due hereunder, and the LLC nevertheless pays the withholding, in addition to the LLC’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the LLC to such Member bearing interest at the Default Rate, and the LLC shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

Section 3.4 Noncash Distributions and Noncash Liquidating Distributions. The Board may cause the LLC to make distributions to the Members in property (valued for such purpose at its fair market value determined in good faith by the Board) other than in cash in accordance with the provisions of Section 3.2 or Section 8.3, as applicable, so long as such non-cash property is distributed among all the Members entitled to receive such distributions in proportion to the total amounts each Member is entitled to receive in respect of such distributions taking into the account the priority of distributions expressly set forth in this Agreement.

ARTICLE IV

Allocations

Section 4.1 Profits and Losses. Except as otherwise provided in the Regulatory Allocations or Exhibit or Section 4.4, Profits (and items thereof) and Losses (and items thereof) for each Fiscal Year shall be allocated among the Members such that the ending Capital Account of each Member, immediately after giving effect to such allocations, is, as nearly as possible, equal to the excess of (A) the amount of the distributions that would be made to such Member pursuant to Section 8.3 if (i) the LLC were dissolved and terminated at the end of the Fiscal Year; (ii) its affairs were wound up and each asset on hand at the end of the Fiscal Year were sold for cash equal to its Agreed Value; (iii) all liabilities of the LLC were satisfied (limited with respect to each nonrecourse liability to the Agreed Value of the assets securing such liability); and (iv) the net assets of the LLC were distributed to the Members in accordance with Section 8.3, over (B) the sum of such Member’s share of LLC Minimum Gain and share of Member Nonrecourse Debt Minimum Gain.

Section 4.2 Code Section 704(c) Tax Allocations. For federal, state and local income tax purposes, items of taxable income, gain, loss and deduction shall be allocated among the Members in the same manner as the corresponding “book” items of income, gain, loss and deduction have been allocated among the Members pursuant to this Article IV for purposes of maintaining Capital Accounts. Income, gain, loss and deduction with respect to any Section 704(c) Property shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Agreed Value pursuant to the “traditional method” within the meaning of Treasury Regulation Section 1.704-3(b). Any elections or decisions relating to allocations under this Section 4.2 shall be determined by the Board. Notwithstanding any other provision of this Agreement, allocations pursuant to this Section 4.2 are solely for purposes of federal, state and local income taxes and shall not be taken into account in computing any Member’s Capital Account, share of Profits, Losses, allocation of Cumulative Adjusted Taxable Income or distributions (including tax distributions pursuant to Section 3.1) pursuant to any provision of this Agreement.

Section 4.3 Miscellaneous.

(a)           Allocations Attributable to Particular Periods. For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly or other basis, as determined by the Board using any permissible method under Code § 706 and the Treasury Regulations promulgated thereunder.

(b)          Other Items. Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year.

(c)       Tax Consequences; Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article IV and by the Regulatory Allocations and hereby agree to be bound by and utilize those allocations as reflected on the information returns of the LLC in reporting their shares of LLC income and loss for income tax purposes. Each Member agrees to report its distributive share of LLC items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the LLC. Any Member failing to report consistently shall notify the Internal Revenue Service of the inconsistency as required by law and shall reimburse the LLC for any legal and accounting fees incurred by the LLC in connection with any examination of the LLC by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.

ARTICLE V

Management

Section 5.1 Management by Board; Specific Acts Authorized; Delegation of Authority by the Board.

(a)           General Authority of the Board, Size, Composition and Voting of Board. The business, property and affairs of the LLC and its Subsidiaries shall be managed by a board of managers (the “Board”). The Board shall consist of five (5) Persons designated pursuant to this Section 5.1(a) (each a “Manager”). Subject to the provisions of this Agreement and the Act, the Board shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the LLC and its Subsidiaries, to make all decisions regarding those matters and to supervise, direct and control the actions of the officers of the LLC and to perform any and all other actions customary or incident to the management of the business, property and affairs of the LLC and its Subsidiaries. The Board shall take all such reasonable actions as are necessary for the board of managers, board of directors or similar governing body of each Subsidiary (to the extent comprised of individuals and not entities) to consist of the same individuals as the Board. The Members shall have no power to participate in the management of the LLC or to vote on any matter, except for those matters requiring the consent of the Members as specified in Section 5.4, Section 6.2(c) and Section 10.4.

So long as WFCF holds Units, WFCF shall be entitled to designate three (3) Managers to serve on the Board. The initial Managers designated by WFCF are John Saunders, Leann Saunders and Dannette Henning (each a “WFCF Manager”). So long as SureHarvest (or any permitted transferee of SureHarvest) hold Units, SureHarvest (or the permitted transferees of SureHarvest, acting jointly) shall be entitled to designate two (2) Managers to serve on the Board. The initial Managers designated by SureHarvest are Jeff Dlott (“Dlott”) and SureHarvest (the “SureHarvest Managers”).

Each Manager shall have one vote on all matters before the Board. Unless otherwise expressly provided herein, the vote, consent, approval or ratification of any matter by those Managers holding at least a majority of the votes held by all Managers then serving on the Board shall be required and shall be sufficient in order to constitute action of the Board. The board (or similar governing body) of each Subsidiary shall, to the extent it consists of individuals and not an entity or entities, consist of the same individuals as the Board. No Member or Manager shall have the actual or apparent authority to cause the LLC or any of its Subsidiaries to become bound to any contract, agreement or obligation, and no Member or Manager shall take any action purporting to be on behalf of the LLC or any of its Subsidiaries unless such action has received the prior approval, vote or consent as required pursuant to this Agreement.

(b)           Delegation of Authority to Managers and Officers. The Board may delegate additional power and authority to one or more Managers of the LLC by written resolution of the Board, which resolution shall specify the nature, extent and duration of the Board’s delegation. The LLC may also have the following officers (“Officers”), who shall be appointed by the Board, and who shall report to and be responsible to the Board. The Board may remove an Officer at any time and from time to time (with or without cause) and replace such Officer with a successor. An Officer may resign at any time upon notice to the Board.

(i)         Chief Executive Officer. The chief executive officer shall generally and actively manage the operation of the LLC subject to the authority of the Board. The chief executive officer shall be responsible for the administration of the LLC, including general supervision of the policies of the LLC and general and active management of the financial affairs of the LLC. Any action required of or contemplated to be taken by the Board under this Agreement may be taken by the chief executive officer unless (i) this Agreement specifically requires the vote or approval of the Board or some or all of the Members; (ii) the Board or the Members, by resolution or otherwise, have restricted the chief executive officer’s authority to act for the LLC in such matter; or (iii) the action is outside the ordinary course of the business of the LLC.

(ii)        President. Subject to the authority of the Board and the chief executive officer, as the case may be, the president shall generally and actively manage the business of the LLC. The president shall have such other powers and perform such other duties as may be prescribed by the Board or the chief executive officer, as the case may be. The initial president shall be Dlott.

(iii)       Vice Presidents. The LLC may have one or more vice presidents, appointed by the Board, and may have such further denominations as “executive vice president”, “senior vice president”, “assistant vice president” and the like. Vice presidents shall perform such duties and have such powers as may be delegated by the Board or the chief executive officer.

(iv)       Treasurer and Chief Financial Officer. The Treasurer and Chief Financial Officer shall: (i) have custody of and be responsible for all funds and securities of the LLC; (ii) receive and give receipts for money due and payable to the LLC, and deposit such moneys in the name of the LLC in such depositories as shall be selected in accordance with this Agreement; (iii) in general, perform all of the duties incident to the office of treasurer and chief financial officer; and perform such other duties as may from time to time be assigned to him or her by the Board or the chief executive officer. The LLC may have any number of Assistant Treasurers who shall perform the functions of the Treasurer in the Treasurer’s absence or inability or refusal to act. The initial Treasurer and Chief Financial Officer shall be Dannette Henning.

(v)        Secretary. The secretary shall attend all meetings of the LLC and shall record all the proceedings of the meetings in a book to be kept for that purpose. The secretary shall keep all books and records of account of the LLC and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Manager or the chief executive officer, as the case may be. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation. The initial Secretary shall be Leann Saunders.

(vi)       Additional Officers. In addition to the officers listed in this Section 5.1(b), from time to time, the Board may appoint other officers as it deems necessary or appropriate with such authority to operate, manage and bind the LLC as the Board or the chief executive officer delegates to such officers.

(c)           Annual Business Plan; Annual Budgets. The Officers shall prepare annually prior to December 10th of each year a written business plan and annual budget for the LLC and the Subsidiaries, which business plan and annual budget (i) shall include as attachments, line item operating and capital expenditure budgets for the coming calendar year and (ii) shall become effective only upon approval or adoption of such plan by the Board.

(d)          Meetings of the Board. Meetings of the Board may be called by any one (1) Manager. Notice of any meeting shall be given pursuant to Section 10.1 below to all Managers not less than five (5) business days prior to the meeting. Managers holding a majority of the votes held by the then appointed Managers shall be required to constitute a quorum for the transaction of business by the Board. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting, an approval of the minutes thereof or a written consent to action taken in lieu of such meeting, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the LLC’s records or made a part of the minutes of the meeting. Managers may participate in any meeting of the Managers by means of conference telephones so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting.

(e)           Board Action by Written Consent. Any action that is permitted or required to be taken by the Board may be taken or ratified by written consent setting forth the specific action to be taken, which written consent is signed by Managers holding a majority of the votes held by all Managers; provided, however, that if such consent is not signed by all the Managers, the LLC will, to the extent practicable, notify each Manager of the action to be taken prior to the execution of the written consent and the written consent shall not be effective until 24 hours after such consent has been delivered to each Manager on the Board.

Section 5.2 Limitation of Liability.

(a)           Notwithstanding any other provision to the contrary contained in this Agreement, no Manager or Member shall be liable, responsible or accountable in damages or otherwise to the LLC or to any Member or assignee of a Member for any loss, damage, cost, liability or expense incurred by reason of or caused by any act or omission performed or omitted by such Person in such capacity, whether alleged to be based upon or arising from errors in judgment, negligence, gross negligence or breach of the duty of care, except with respect to any actions or omissions of such Person that constitute criminal activity, willful misconduct, fraud or a knowing violation or breach of this Agreement. Without limiting the foregoing, no Manager or Member shall in any event be liable for (i) the failure to take any action not specifically required to be taken by him under the terms of this Agreement, (ii) any action or omission taken or suffered by any other Person or (iii) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or agent of the LLC or its Subsidiaries appointed by such Person in good faith.

(b)           Any Manager or Member may consult, at its sole cost and expense, with legal counsel selected by it, and any act or omission suffered or taken by such Person on behalf of the LLC or in furtherance of the interests of the LLC in good faith reliance upon, and in accordance with, the prior written advice of such counsel shall be full justification for any such act or omission, and the Manager or Member shall be fully protected in so acting or omitting to act; provided, however, that if it is ultimately determined that such action was a breach of this Agreement or results in the improper receipt, directly or indirectly, of personal benefit to the Manager or Member such Person shall be accountable to the Members for such action or omission notwithstanding such prior legal advice.

(c)           Notwithstanding that it may constitute a conflict of interest, the Members, the Managers or their Affiliates may engage in any transaction with the LLC (including the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) to the maximum extent permitted by the Act.

Section 5.3 Indemnification. To the fullest extent permitted by law, the LLC shall indemnify, defend and hold harmless, any Manager and Officer (each being referred to as an “Indemnitee”) who was or is a party (other than a party plaintiff suing on his or her own behalf), or who is threatened to be made such a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the LLC) arising out of, or in connection with, any actual or alleged act or omission or by reason of the fact that the Indemnitee is or was a Manager or Officer, or is or was serving at the request of the LLC as a director or officer of any other Person, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding if (a) the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were not a result of fraud, self-dealing, gross negligence, willful misconduct, recklessness by such Indemnitee, and (b) the Indemnitee met the standard of conduct of (i) acting in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the LLC and (ii) with respect to any criminal proceeding, having no reasonable cause to believe the Indemnitee’s conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the LLC and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. Any indemnification pursuant to this Section 5.3 shall only be from assets and property of the LLC and, notwithstanding anything to the contrary herein, no Member shall have any obligation to make additional Capital Contributions to the LLC in connection with any indemnification provided by the LLC.

The LLC may reimburse to each Indemnitee expenses (including reasonable legal fees) incurred by such Indemnitee in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an unsecured undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately and finally be determined by a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified therefore under this Section 5.3. In a suit brought by an Indemnitee to enforce a right to reimbursement of expenses, it shall not be a defense that the Indemnitee has not met the applicable standard of conduct set forth in California law with regard to indemnification. The obligations of the LLC under this Agreement shall survive the resignation or removal of the Indemnitee as Manager or Officer of the LLC, and shall survive the termination of the LLC or this Agreement.

Section 5.4 Actions Requiring Member Consent. Notwithstanding any provision of this Agreement to the contrary, neither the Board nor any Manager, Officer or any other Person shall have the authority on behalf of the LLC to take any action set forth in this Section 5.4 (whether by merger, consolidation or otherwise) unless such action has received the express written consent of the Members holding at least sixty percent (60%) of the issued and outstanding Units held by all Members; provided, however, that those actions set forth in Subsections 5.4(b), (f) and (h) shall require the express written consent of the Members holding at least seventy-five percent (75%) of the issued and outstanding Units held by all Members:

(a)          directly or indirectly redeem, purchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the LLC’s or any Subsidiary’s equity securities (including warrants, options and other rights to acquire equity securities);

(b)          authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any of its Subsidiaries to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), of any equity securities (including profits interests) or debt securities of the LLC or any of its Subsidiaries with equity features or securities exercisable or convertible into equity securities (including profits interests) or debt securities with equity features;

(c)          liquidate, dissolve or effect a recapitalization or reorganization of the LLC in any form of transaction, or permit any of the LLC’s Subsidiaries to do any of the foregoing;

(d)          sell the LLC or any of its Subsidiaries, or cause the LLC or any Subsidiary to merge, convert into a corporation, consolidate or otherwise combine with or into any Person;

(e)          sell, lease, exchange or otherwise dispose (including by license) of any material portion of the assets or properties of the LLC or its Subsidiaries;

(f)           accept additional Capital Contributions to the LLC (or enter into any agreement regarding the issuance of additional Capital Contributions or membership interests in the LLC);

(g)          declare distributions (other than required distributions) of the LLC;

(h)          amend the LLC’s articles of organization or this Agreement;

(i)           borrow capital, including without limitation from WFCF, as necessary for the LLC’s working capital needs to fund its business operations in the ordinary course.

Section 5.5 Restrictions on Certain Actions. Subject to receipt of the approvals required by Section 5.4, if any, neither the LLC nor any Manager or Officer shall take, or shall cause its Subsidiaries to take, any of the following actions without the prior consent of the Managers holding at least sixty percent (60%) of the votes held by all Managers (which consent shall be obtained in accordance with the requirements of Section 5.1(a) or Section 5.1(c) above) or to the extent such action is expressly contemplated by the annual budget approved in accordance with Section 5.1(c); provided, however, that those actions set forth in Subsections 5.5(a), (f) and (t) shall require the prior consent of the Managers holding at least seventy-five percent (75%) of the votes held by all Managers (as otherwise set forth in this Section 5.5):

(a)          directly or indirectly declare or make any distributions upon any of the LLC’s equity securities (except for distributions in accordance with Section 3.1);

(b)          make, or permit any of its Subsidiaries to make, any loans or advance to, guarantees for the benefit of, or investments in, any Person;

(c)          sell, lease, exchange or otherwise dispose (including by license) of the assets or properties of the LLC or its Subsidiaries (other than inventory in the ordinary course) in an amount which exceeds $5,000 on an individual basis or exceeds $10,000 on a cumulative basis in any calendar year;

(d)          unless otherwise contemplated by the LLC’s annual business plan and budget which has been approved by the Board, make any capital expenditure (including research and development expenditures), except for capital expenditures which are less than $5,000 on an individual basis or less than $10,000 on a cumulative basis in any calendar year;

(e)          directly or indirectly redeem, purchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the LLC’s or any Subsidiary’s equity securities (including, in the case of Subsidiaries, warrants, options and other rights to acquire equity securities);

(f)           authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any of its Subsidiaries to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities (including profits interests) or debt securities with equity features or securities exercisable or convertible into equity securities (including profits interests) or debt securities with equity features;

(f)           sell the LLC or any of its Subsidiaries, or merge or consolidate the LLC with any Person or permit any of its Subsidiaries to merge or consolidate with any Person;

(h)          liquidate, dissolve or effect, or permit any of its Subsidiaries to, liquidate, dissolve or effect, a recapitalization or reorganization in any form of transaction;

(i)           create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, indebtedness exceeding the amounts approved therefor by the Board;

(j)           enter into or make a material amendment or terminate any agreement, contract or commitment (a) representing a value to the LLC or its Subsidiaries of greater than $5,000 on an individual basis or greater than $10,000 on a cumulative basis in any calendar year or (b) representing a commitment of the LLC or its Subsidiaries greater than $5,000 on an individual basis or greater than $10,000 on a cumulative basis in any calendar year, other than (i) raw materials and inventory purchases in the ordinary course of business, (ii) subcontract agreements entered into in the ordinary course of business and (iii) sales to customers in the ordinary course;

(k)          enter into any partnership, joint venture or material business alliance, create any Subsidiary, or acquire any capital stock of or other ownership interest in any Person;

(l)           amend in any material respect or terminate any agreement relating to a joint venture or a material business alliance of the LLC or any of its Subsidiaries;

(m)         create any liens upon any assets or properties of the LLC or its Subsidiaries other than in connection with obligations pursuant to Section 5.6(f) or in the ordinary course of business;

(n)          except as specifically contemplated by this Agreement, the Purchase Agreement or any of the transactions contemplated thereby, adopt, amend or terminate any (i) agreement with employees of the LLC or its Subsidiaries, (ii) plan, policy, arrangement or understanding providing any of the following benefits to any current or former employee of the LLC or its Subsidiaries: bonuses, pension, profit sharing, deferred compensation, incentive compensation, unit ownership, equity or quasi-equity purchase, equity or quasi-equity option, equity or quasi-equity appreciation rights, phantom equity or quasi-equity, retirement, vacation or severance or (iii) other material personnel practices or policies of the LLC or its Subsidiaries;

(o)          engage, appoint or remove (a) the LLC’s or its Subsidiaries’ accountants, (b) any counsel for the LLC or its Subsidiaries (including in respect of litigation and other proceedings);

(p)          commence (including the filing of a counterclaim) or settle any claim or litigation, regulatory proceeding or arbitration (other than ordinary course employer or commercial claims, including claims under studio license agreements) to which the LLC or its Subsidiaries is, or is to be, a party or by which the LLC or its Subsidiaries or any of its business, assets or properties may be affected; provided, however, that the LLC may commence or settle any routine customer collection action so long as the amount owed by the customer is less than $5,000 and there are no other issues involved in the dispute that could have a material adverse effect on the LLC;

(q)          register any of the LLC or its Subsidiaries’ securities under any securities laws;

(r)           make any change in the LLC’s or its Subsidiaries’ fiscal year;

(s)          set or change value of any goods or services contributed by any Member as a capital contribution or any distribution to any Member;

(t)          subject to Section 10.4, make any amendment or terminate any constitutive or governing document of the LLC or its Subsidiaries, including the operating agreement or certificate of formation of the LLC or its Subsidiaries or directly or indirectly redeem any Units of the LLC or its Subsidiaries;

(u)          make any political or charitable contribution in excess of the amounts approved therefor by the Board;

(v)          cause the LLC or any of its Subsidiaries to enter into any leases, contracts or guarantees relating to new office locations;

(w)         cause the LLC or any of its Subsidiaries to modify, alter or change real property lease rates;

(x)          to enter into any contract, understanding or arrangement involving a liability of the LLC or any of its Subsidiaries in excess of $5,000 on an individual basis except for trade payables incurred in the ordinary course of business;

(y)          commit to do any of the foregoing;

(z)          delegate authority to any Person to approve the taking of any action set forth; or

(aa)        borrow capital, including without limitation from WFCF, as necessary for the LLC’s working capital needs to fund its business operations in the ordinary course.

ARTICLE VI

Transfer of Interests; Restrictive Covenants

Section 6.1 In General. A Member may not Transfer all or any portion of its Interest or Units unless such Transfer complies with the provisions of this Article VI. Any Transfer that does not comply with the provisions of this Article VI shall be void.

Section 6.2 Limited Exception for Transfers of Interests. A Member may Transfer all or any portion of its Units if each of the following conditions is satisfied:

(a)           Prior Notice. The Member proposing to effect a Transfer of such Units delivers a Transfer Notice at least twenty (20) days prior to any such proposed Transfer.

(b)           Securities Law Compliance. Either (i) the Units proposed to be transferred are registered under the Securities Act and the rules and regulations thereunder and any applicable state securities laws; or (ii) the LLC and its counsel determine, in its reasonable discretion, that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction and, if requested by the LLC, counsel to the Member proposing to effect such Transfer provides an written legal opinion to that effect.

(c)           Member Consent. Members holding a majority of the issued and outstanding Units (but excluding for such purpose the Units held by the Member proposing the Transfer or any of its Affiliates that are also Members) shall have consented in writing to such Transfer, which consent may be given or withheld in each such Member’s sole and absolute discretion.

Any attempted Transfer not in compliance with any of the above conditions shall be null and void, and the LLC shall not recognize the attempted purchaser, assignee or transferee for any purpose whatsoever, and the Member attempting such Transfer shall have breached this Agreement for which the LLC and the other Members shall have all remedies available for breach of contract.

(d)           Transfer of SureHarvest Units. Notwithstanding the provisions of this Section 6.2, the Units and Interest held by SureHarvest may be Transferred without complying with the foregoing subsections (a) and (c) of this Section 6.2 provided that (i) the transferees of such SureHarvest Units and Interests are shareholders of SureHarvest, (ii) the Transfer complies with the provisions of Section 6.4 herein and (iii) the Transfer occurs the later of January 1, 2018 or the end of the escrow period in the Escrow Agreement.

Section 6.3 Rights of Assignees. If a Transfer complies with the provisions of the preceding Section 6.2, but the Person acquiring such Units is not admitted as a Member as a result of such Person’s failure to comply with the provisions of Section 6.4, such Person shall become an assignee with respect to such Units. An assignee with respect to such Units is entitled only to receive distributions and allocations with respect to such Units as set forth in this Agreement, and shall have no other rights, benefits or authority of a Member under this Agreement or the Act, including, without limitation, no right to receive notices to which Members are entitled under this Agreement, no right to vote, no right to inspect the books or records of the LLC, no right to bring derivative actions on behalf of the LLC, no right to purchase additional Interests, and no other rights of a Member under the Act or this Agreement; provided, however, that the Units of an assignee shall be subject to all of the restrictions, obligations and limitations under this Agreement and the Act, including without limitation the restrictions on Transfer contained in this Article VI.

Section 6.4 Admission as a Member. No Person taking or acquiring, by whatever means, all or any portion of any Units and the Interest represented thereby shall be admitted as a Member unless such Person elects to become a Member, agrees to be bound and obligated to the terms of this Agreement as memorialized by executing a joinder hereto, and, together with its transferor, executes, acknowledges and delivers to the LLC a written assignment of such Units and Interest in such form as may be reasonably required by the Board. Any transferee shall automatically be admitted as a Member of the LLC upon compliance with this Section 6.4 and shall succeed to all of the rights of the transferor under this Agreement including the right to designate Managers. The Board shall amend the Information Exhibit from time to time to reflect the admission of Members pursuant to this Section 6.4.

Section 6.5 Distributions and Allocations With Respect to Transferred Units. If any Units are transferred in compliance with the provisions of this Article VI, then (i) Profits, Losses and all other items attributable to such Units for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code § 706(d) using any conventions permitted by the Code and applicable Treasury Regulations and selected by the transferor and transferee in connection with the transfer and approved by the Board; (ii) all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account and other similar items of the transferor to the extent related to the transferred Units. Solely for purposes of making the allocations and distributions, the LLC shall recognize such Transfer not later than the end of the calendar month during which the LLC receives notice of such Transfer and all of the conditions in Section 6.2 are satisfied. If the LLC does not receive a notice stating the date the Units were transferred and such other information as the LLC may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the LLC on the last day of the Fiscal Year during which the Transfer occurs, was the owner of such Units. Neither the LLC nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 6.5, whether or not such Person had knowledge of any transfer of ownership of any Units.

Section 6.6 Right of First Refusal.

(a)           If at any time any holder of Units (a “Selling Holder”) proposes to effect a Transfer of any Units to any third party, then the Selling Holder shall deliver a written notice (the “Sale Notice”) to the LLC and to WFCF (i) the Selling Holder’s bona fide intention to effect a Transfer of Units, (ii) the number of Units to be sold or transferred (the “Offered Units”), (iii) the price per Unit (the “Offered Price”) and terms for which the Selling Holder proposes to Transfer such Units, and (iv) to the extent known, the name and address of the proposed purchaser or transferee and that such purchaser or transferee is committed to acquire the number of Units on the stated price and terms. The LLC, upon the request of the Selling Holder, will provide the address of WFCF.

(b)           For a period of twenty (20) days (the “LLC ROFR Exercise Period”) after the date on which the Sale Notice is delivered to the LLC pursuant to Section 6.6(a), WFCF shall have the right to purchase all or any portion of the Offered Units on the terms and conditions set forth in this Section 6.6. WFCF shall have the right, exercisable upon written notice to the Selling Holder (a “Participating Holder Notice”) within ten (10) days after receipt of the Sale Notice, to purchase the Offered Units, or any portion thereof, subject to the Sale Notice and on the same terms and conditions set forth therein.

(c)           The purchase price for the Offered Units to be purchased by WFCF exercising its rights of first refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 6.6(d). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Selling Holder and WFCF, absent fraud or error.

(d)           Subject to compliance with applicable state and federal securities laws, WFCF exercising its right of first refusal shall effect the purchase of any portion of the Offered Units, including the payment of the purchase price, within five (5) days after the delivery of Notice. Payment of the purchase price will be made, at the option of WFCF, as applicable, (i) in cash (by certified or cashier’s check), or (ii) by wire transfer, as the case may be. At any such closing, the Seller Holder shall deliver to WFCF, as applicable, one or more certificates, properly endorsed for transfer, representing such Offered Units so purchased.

(e)           The provisions of this Section 6.6 shall not apply to Transfers made under Section 6.2(d) or Transfers made by any Member, either during his or her lifetime or on death, to his or her ancestors, descendants or spouse, or any custodian or trustee for the account of such Member or such Member’s ancestors, descendants or spouse; provided, in each such case a transferee shall receive and hold such Units and Interest subject to the provisions and restrictions on transfer of this Agreement and there shall be no further transfer of such Units and Interest except in accordance herewith.

Section 6.7 Right of Co-Sale.  To the extent the holders of Units have not exercised their rights of first refusal with respect to all of the Offered Units in accordance with Section 6.6, but subject to Section 6.8, each holder of Units (a “Co-Seller”) shall have the opportunity to sell a pro rata portion of the remaining Offered Units (if any) (the “Remaining Offered Units”) which the Selling Holder proposes to sell to the third party identified in the Sale Notice on the same terms as the Selling Holder by notifying the Selling Holder in writing within fifteen (15) days following receipt of the Sale Notice; provided, that in no event shall any Co-Seller be required to provide indemnification in excess of the gross consideration received by such Co-Seller in such transaction. In the event a Co-Seller exercises its right of co-sale hereunder, the Selling Holder shall assign so much of its interest in the proposed agreement of sale as the Co-Seller shall be entitled to and shall request hereunder, and the Co-Seller shall assume such part of the obligations of the Selling Holder under such agreement as shall relate to the sale of the Units by the Co-Seller. For the purposes of this Section 6.7, the “pro rata portion” which each Co-Seller shall be entitled to sell shall be the number of Units equal to the product of the total number of remaining Offered Units proposed to be sold to such third party, multiplied by the fraction the numerator of which shall be the number of Units owned by such Co-Seller and the denominator of which shall be the total number of Units then owned by the Selling Holder and all Co-Sellers. If following receipt of the Sale Notice, any Member fails to notify the Selling Holder within the requisite period that it desires to participate in the Co-Sale transaction, then the Selling Holder may effect the transaction without the participation of such non-participating Member.

Section 6.8 Drag-Along Transaction. If a majority of the Managers serving on the Board have approved a transaction that would result in the sale of all of the Units and Interests in the LLC (whether by merger or otherwise) to a third party (a “Drag-Along Transaction”), then, upon fifteen (15) days written notice to the Members (the “Drag-Along Notice”), which notice shall include substantially all of the material details of the proposed transaction, including the proposed time and place of closing and the estimated consideration to be received by the Members in such transaction, each Member shall raise no objection to such Drag-Along Transaction and be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all of its Units and Interest in the same transaction at the closing thereof. Each Member shall only be required to make representations and warranties regarding the valid and authorized sale of its Units and Interest and that such Member has good and marketable title to such Units and Interest, free and clear of all liens, claims and other encumbrances. The proceeds from such Drag-Along Transaction shall be distributed to the Members in proportion to their relative entitlement to distributions pursuant to Section 8.3. Each Member and Manager shall take all reasonably necessary and customary actions in connection with the consummation of the Drag-Along Transaction, including, without limitation, the execution of such agreements, consents and instruments and the performance of such other actions as are reasonably necessary to effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth herein. If the Members have any indemnification obligations in connection with a Drag-Along Transaction, (i) the terms and conditions of each such Member’s indemnification obligation shall be in proportion to the consideration received by such Member in respect of such Member’s Units and Interest in connection with the Drag-Along Transaction based upon their relative entitlement to such consideration taking into consideration the distribution tiers in Section 8.3 such that the indemnification obligations shall be in inverse order that distributions are to be made pursuant to Section 8.3 and (ii) in no event shall any Member be required to provide indemnification in excess of the gross proceeds received by such Member in such Drag Along Transaction.

Section 6.9 Put Option; Call Option.

(a)           Put Option; Call Option. At any time following the thirty-six (36) month anniversary of the Effective Date, WFCF shall have the option, but not the obligation (the “Call Option”), to purchase all the Units held by SureHarvest or its transferees on the terms set forth in this Section 6.9. At any time following the thirty-six (36) month anniversary of the Effective Date, SureHarvest or its individual transferees shall have the option, but not the obligation (the “Put Option”), to require WFCF to purchase all the Units held by SureHarvest or its transferees on the terms set forth in this Section 6.

(b)           Exercise of the Call Option and Put Option. WFCF shall exercise the Call Option, and SureHarvest or its individual transferees shall exercise the Put Option, by notifying the LLC and the other Members in writing of its desire to exercise the Call Option or Put Option, as applicable (the “Option Notice”).

(c)           Purchase Price of Units. The purchase price for the Units in connection with the exercise of a Call Option or Put Option, as applicable, shall be equal to the amount the selling holders of the Units would be entitled to receive upon a liquidation of the LLC, in accordance with Section 8.3, assuming all of the assets of the LLC are sold for a purchase price equal to the product of (x) eight and half (8.5) and (y) the TTM EBITDA. As used in this Section 6.9, “TTM EBITDA” means for the trailing twelve months the sum of (a) the net income (or net deficit) of the LLC plus (b) to the extent deducted from revenue in computing net income for such period, the sum of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization. The TTM EBITDA shall be calculated by the LLC’s accountants using GAAP, consistently applied, and in accordance with the historical practices of the LLC. Notwithstanding the foregoing, in no event shall the purchase price of the Units exceed the amount the selling holders of the Units would be entitled to receive upon liquidation of the LLC assuming all of the assets of the LLC are sold for a purchase price equal to $8,000,000.

(d)           Procedure. The closing of the acquisition of any Units upon exercise of a Call Option or Put Option shall occur no later than thirty (30) days following the date of the Option Notice. The LLC will pay the purchase price (i) by delivery of cash or immediately available funds in an amount equal to forty percent (40%) of the purchase price and (ii) by delivery of the same class of publicly traded stock issued by WFCF having an aggregate value equal to sixty percent (60%) of the purchase price, with the number of issued shares of such stock of WFCF based upon the average trading value of such stock in the four weeks prior to the closing of the purchase. Each seller of Units will be required to enter into a lock-up agreement with respect to the WFCF stock consideration on terms substantially similar to those contemplated by the Purchase Agreement (including a 12-month lock-up period). Each seller of Units will be required to make customary representations and warranties regarding the valid and authorized sale of the Units, including, without limitation, that each has the authority to sell the Units each has good and marketable title to the Units, free and clear of all liens, claims and other encumbrances and such sales are in compliance with all state and federal securities regulations.

Section 6.10 Limited Power of Attorney. Each Member hereby makes, constitutes and appoints the Board (and the Managers serving thereon), with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place and stead for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record any and all agreements, certificates, instruments and other documents which such Person may deem reasonably necessary, desirable or appropriate to (i) effectuate, implement and continue the valid and subsisting existence of the LLC; (ii) to effectuate the dissolution and termination of the LLC in accordance with the provisions hereof and the Act; (iii) to effectuate all other amendments of this Agreement or the Articles of Organization made in accordance with this Agreement; (iv) to admit a Member, to effect his or her substitution as a Member, to effect the substitution of the Member’s assignee as a Member in accordance with this Agreement; (v) to effectuate and implement a Drag-Along Transaction in accordance with the provisions of Section 6.8; and (vi) to otherwise carry out the express provisions of this Agreement. Each Member authorizes each such attorney-in-fact to take any action necessary or advisable in connection with the foregoing, hereby giving each attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Member might or could do so personally, and hereby ratifies and confirms all that such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

This power of attorney is a special power of attorney coupled with an interest and is irrevocable, and (i) may be exercised by any such attorney-in-fact by listing the Member executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Member, (ii) shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution or cessation of existence of a Member and (iii) shall survive the assignment by a Member of any portion of its Interest, except for assignments of such Member’s entire Interest permitted under this Agreement.

ARTICLE VII

Cessation of Membership

Section 7.1 When Membership Ceases. A Person who is a Member shall cease to be a Member upon the Transfer of such Member’s entire Interest as permitted under this Agreement. A Member is not entitled to withdraw voluntarily from the LLC.

Section 7.2 Deceased, Incompetent or Dissolved Members. The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property. The beneficiaries of a deceased Member’s estate shall become Members of the LLC only upon compliance with the conditions of this Agreement. If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation. The distributees of such Person may become assignees of the dissolved Member only upon compliance with the conditions of this Agreement.

Section 7.3 Consequences of Cessation of Membership. In the event a Person ceases to be a Member as provided in 7.1 above, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the LLC and, with respect to any Interest owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described above.

ARTICLE VIII

Dissolution, Winding Up And Liquidating Distributions

Section 8.1 Dissolution Triggers. The LLC shall dissolve upon the first occurrence of the following events:

(a)       The determination by all the Managers serving on the Board that the LLC should be dissolved; or

(b)       The entry of a decree of judicial dissolution or the administrative dissolution of the LLC as provided in the Act.

Section 8.2 Winding Up; Termination. Upon a dissolution of the LLC, the Managers, or, if there are no Managers, a court appointed liquidating trustee, shall take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC. The Persons charged with winding up the LLC shall settle and close the LLC’s business, and dispose of and convey the LLC’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the LLC’s assets.

Section 8.3 Liquidating Distributions. Upon a dissolution of the LLC pursuant to Section 8.1, the LLC’s cash, the proceeds, if any, from the disposition of the LLC’s noncash assets and those noncash assets to be distributed to the Members, shall be distributed in the following order:

(a)       First, to the LLC’s creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the LLC;

(b)      Next, to the Members who are creditors whose claims are not satisfied by distributions pursuant to the preceding subsection; and

(c)      The balance, to the Members in accordance with Article III.

ARTICLE IX

Books and Records

Section 9.1 Books and Records. The LLC shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the LLC as well as the other information required by the Act.

Section 9.2 Taxable Year; Accounting Methods. The LLC shall use the Fiscal Year as its taxable year. The LLC shall report its income for income tax purposes using such method of accounting selected by the Board and permitted by law.

Section 9.3 Information.

(a)      Tax Information. Tax information necessary to enable each Member to prepare its state, federal, local and foreign income tax returns shall be delivered to each Member within seventy-five (75) days after the end of each tax year or as soon thereafter as is reasonably practicable.

(b)      Basic Financial Information. The LLC will furnish to each Member annual unaudited financial statements for each fiscal year of the LLC, including an unaudited balance sheet as of the end of such fiscal year, an unaudited statement of operations and an unaudited statement of cash flows of the Company for such year. Each Member agrees that such Member will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the LCC pursuant to the terms of this Agreement, including all financial information, other than to any of the Member’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Member’s investment in the LLC.

(b)      Confidentiality. The Board has the right to keep confidential from the Members for that period of time as the Board deems reasonable, any information that the Board in good faith determines (i) to be in the nature of trade secrets, (ii) the disclosure of which may not be in the best interests of the LLC or could damage the LLC or (iii) the disclosure of which would be unlawful or would breach an agreement between the LLC and a third party. Each Member agrees that such Member will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement other than to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company. If a Member is requested or required pursuant to applicable law to disclose any confidential information regarding the LLC, that Member shall provide the Board with prompt notice of request or demand to enable the LLC to seek an appropriate protective order. If a protective order or other remedy is not obtained by the LLC, the Member shall furnish only that portion of the confidential information that is required to be disclosed and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to that portion of the confidential information that is disclosed.

(c)       Information for Members. By its execution below, each Member hereby irrevocably waives pursuant to the Act any rights it may have to any information that such Member is not otherwise entitled pursuant to the express provisions of this Agreement.

ARTICLE X

Miscellaneous

Section 10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows: if to the LLC or the Board, to the LLC’s principal office address as set forth in the Certificate of Formation (with a copy to each Manager), or to such other address as may be specified from time to time by notice to the Members; if to a Member, to the Member’s address as set forth on the Information Exhibit, or to such other address as may be specified from time to time by notice to the Members; if to a Manager, to the address of such Manager as set forth in the records of the LLC (with a copy to the Member entitled to designate such Manager), or to such other address as such Manager may specify from time to time by notice to the Members. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date and time of actual receipt.

Section 10.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.

Section 10.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement. The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

Section 10.4 Entire Agreement; No Oral Agreements; Amendments to the Agreement. This Agreement constitutes the entire agreement among the Members with respect to the affairs of the LLC and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The LLC shall have no oral operating agreements. Subject to Section 5.4, any provision of this Agreement may be amended or waived upon the written consent of all the Managers serving on the Board except that, without the consent of each Member thereby affected, no amendment or waiver shall alter (i) such Member’s obligations, liabilities or rights under Section 2.1 through Section 2.5 or the provisions of Article V, (ii) such Member’s right to receive distributions, whether interim or liquidating, with respect to a specific class of Units at the same time or in the same per Unit amounts as the other holders of the same class of Units, (iii) Sections 3.2 and 8.3 (except to the extent such amendment or waiver is required in connection with or as a result of the issuance of equity securities in compliance with Section 2.2 and, to the extent required, approved pursuant to Section 5.4, (iv) such Member’s co-sale and transfer rights and obligations pursuant to Section 6.2, 6.6, 6.7 or 6.8, (v) such Member’s rights to information pursuant to Section 9.3, or (vi) this Section 10.4 or such Member’s rights and obligations pursuant to Section 10.14. Notwithstanding any provision of this Agreement to the contrary, the Board may amend and modify the provisions of this Agreement (including Articles III and VIII and Exhibit A hereto) to the extent necessary to reflect the issuance of any Interests and the admission or substitution of any Member permitted under this Agreement. Any amendment adopted consistent with the provisions of this Section 10.4 shall be binding on the Members without the necessity of their execution of the amendment or any other instrument.

Section 10.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 10.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

Section 10.7 Additional Documents. Each Member, upon the request of the Board, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 10.8 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 10.9 Governing Law. The laws of the State of California shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the LLC and the limited liability of the Members.

Section 10.10 Waiver of Action for Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the LLC.

Section 10.11 Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. Such executions may be transmitted to the LLC and/or the other Members by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

Section 10.12 Tax Matters Member. WFCF shall be the “tax matters partner” of the LLC within the meaning of Code § 6231(a)(7) (the “Tax Matters Member”), and shall serve as the Tax Matters Member of the LLC until its successor is duly designated by the Board. The Tax Matters Member shall have authority to take any action that may be taken by a “tax matters partner” under Code §§ 6221 through 6234. The Tax Matters Member shall be reimbursed by the LLC for all costs and expenses incurred in fulfilling its duties as Tax Matters Member under this Section 10.12.

Section 10.13 Time of the Essence. Time is of the essence with respect to each and every term and provision of this Agreement.

Section 10.14 Expenses. The LLC shall promptly reimburse the Managers for all costs and expenses incurred by the Managers in attending meetings of the Board.

Section 10.15 Exhibits. The Exhibits to this Agreement, each of which is incorporated by reference, are:

Exhibit A:	Information Exhibit
Exhibit B:	Glossary of Terms
Exhibit C:	Regulatory Allocations Exhibit

IN WITNESS WHEREOF, the Members and the Managers have executed this Agreement on the following execution pages, to be effective as of the Effective Date.

[Signatures Appear On Following Pages]

Execution Page
to the
Amended and Restated Operating Agreement
of
SUREHARVEST SERVICES, LLC

A California Limited Liability Company

LLC:

SUREHARVEST SERVICES, LLC

By: /s/ John K Saunders

Name: John K Saunders

Title: Manager

MEMBERS:

WHERE FOOD COMES FROM, INC.

By: /s/ John K Saunders

Name: John K Saunders

Title: CEO

SUREHARVEST, INC.

By: /s/ Jeff Dlott

Name: Jeff Dlott

Title: President & CEO

MANAGERS:

/s/ John K Saunders

John Saunders

/s/ LM Saunders

Leann Saunders

/s/ Dannette Henning

Dannette Henning

/s/ Jeff Dlott

Jeffrey Dlott

SUREHARVEST, INC.

By: /s/ Jeff Dlott

Name: Jeff Dlott

Title: President & CEO

Exhibit A
to the
Amended and Restated Operating Agreement
of
SUREHARVEST SERVICES, LLC

A California Limited Liability Company

Information Exhibit

Member Name and Notice Address	Taxpayer ID No.	Capital	Units	Capital Account
Where Food Comes From, Inc. 202 6th Street, Suite 400 Castle Rock, CO 80104		$2,804,976	2,804,976	$2,804,976
SureHarvest, Inc. 2901 Park Ave. Suite A2 Soquel, CA 95073		$1,869,984	1,869,984	$1,869,984
Totals	N/A	$4,674,960	4,674,960	$4,674,960

*Agreed value of the Units issued to SureHarvest pursuant to the Purchase Agreement.

Exhibit b
to the
Amended and Restated Operating Agreement
of
SUREHARVEST SERVICES, LLC

A California Limited Liability Company

Glossary of Terms

Many of the capitalized words and phrases used in this Agreement are defined below. Some defined terms used in this Agreement are applicable to only a particular Section of this Agreement or an Exhibit and are not listed below, but are defined in the Section or Exhibit in which they are used.

“Act” shall mean the provisions of the California Revised Uniform Limited Liability Company Act, as codified in California Corporations Code Sections 17701.01 – 17713.13, as the same may be amended from time to time.

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling ten percent (10%) or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls ten percent (10%) or more of any class of equity interests, (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (iv) any Person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the equity interests of any Person described in clauses (i) through (iii) of this sentence; provided, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act).

“Agreed Value” shall mean with respect to any noncash asset of the LLC an amount determined and adjusted in accordance with the following provisions:

(a)       The initial Agreed Value of any noncash asset contributed to the capital of the LLC by any Member shall be its gross fair market value, as agreed to by the contributing Member and the LLC.

(b)       The initial Agreed Value of any noncash asset acquired by the LLC other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.

(c)       The initial Agreed Value of all the LLC’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations § 1.704–1(b)(2)(iv)(f) and (g).

(d)      The initial Agreed Value of any noncash asset of the LLC distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board.

(e)      The initial Agreed Value, as reduced by depreciation or amortization, of all noncash assets of the LLC, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the Board, as of the following times:

(i)	the acquisition of an Interest or an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)	the grant of an Interest in the LLC (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the LLC by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member;

(iii)	the distribution by the LLC of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the LLC; and

(iv)	the liquidation of the LLC within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g).

If, upon the occurrence of one of the events described in (i), (ii), (iii) or (iv) above the Board does not set the gross fair market value of the LLC’s assets, it shall be deemed that the fair market value of all the LLC’s assets equal their respective Agreed Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.

“Agreement” shall mean this Amended and Restated Operating Agreement of SureHarvest Services, LLC (including all exhibits hereto), as amended from time to time.

“Annual Adjusted Taxable Income” shall mean the LLC’s cumulative items of income or gain less cumulative items of loss or deduction under the Code computed for the applicable calendar year, except that (i) gain or loss from a Capital Transaction shall be excluded, (ii) any allocation pursuant to Code § 704(c) and the Treasury Regulations promulgated thereunder shall be disregarded and (iii) the effects of any adjustment to basis under Code §§ 743 or 734 shall be excluded.

“Annual EBITDA” shall have the meaning set forth in Section 3.3.

“Board” shall mean the Board of Managers of the LLC.

“Capital” shall mean with respect to a Member holding Units (i) the amount set forth on the Information Exhibit under the heading “Capital” opposite such Member’s name, plus (ii) the aggregate amount of any additional Capital Contributions by such Member not reflected on the Information Exhibit less (iii) the amount of any distributions pursuant to Sections 3.2(a), 3.3(a) and 8.3(c) to such Member with respect to such Capital.

“Capital Account” shall mean with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:

(a)       Each Person’s Capital Account shall be increased by such Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated to such Person pursuant to the Regulatory Allocations and the amount of any LLC liabilities that are assumed by such Person or that are secured by LLC property distributed to such Person.

(b)       Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any LLC property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated to such Person pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the LLC or that are secured by any property contributed by such Person to the LLC.

(c)       In the event all or any portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Interest so transferred.

In the event the Agreed Value of the LLC assets is adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the LLC recognized gain or loss equal to the amount of such aggregate adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704–1(b), and shall be interpreted and applied in a manner consistent with such regulations.

“Capital Contribution” shall mean with respect to any Member, the amount of money and the initial Agreed Value of any property contributed to the LLC with respect to the Interest of such Member.

“Capital Transaction” shall mean the acquisition by any Person or Persons of all or substantially all of the assets of the LLC in one or a series of related transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

“Contribution” shall have the meaning set forth in the Recitals.

“Control”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Co-Seller” shall have the meaning set forth in Section 6.7.

“Cumulative Adjusted Taxable Income” shall mean the LLC’s cumulative items of income or gain less cumulative items of loss or deduction under the Code computed from the Effective Date through the applicable date, except that (i) gain or loss from a Capital Transaction shall be excluded, (ii) any allocation pursuant to Code § 704(c) and the Treasury Regulations promulgated thereunder shall be disregarded and (iii) the effects of any adjustment to basis under Code §§ 743 or 734 shall be excluded.

“Current Net Positive Taxable Income” shall have the meaning set forth in Section 3.1.

“Default Rate” shall mean a per annum rate of interest equal to the greater of (i) Prime Rate plus 500 basis points or (ii) twelve percent (12%), but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Agreed Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Agreed Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Agreed Value using any reasonable method selected by the Board.

“Drag-Along Notice” shall have the meaning set forth in Section 6.8.

“Drag-Along Transaction” shall have the meaning set forth in Section 6.8.

“Effective Date” shall have the meaning set forth in Section 1.1.

“Excess Annual EBITDA” shall have the meaning set forth in Section 3.3.

“Existing LLC Agreement” shall mean the Operating Agreement of the LLC dated as of December ___, 2016, as in effect immediately prior to the effectiveness of this Agreement.

“Fiscal Year” shall mean the calendar year and, with respect to the last year of the LLC, the period beginning on the preceding January 1 and ending with the date of the final liquidating distributions.

“Information Exhibit” shall mean the Information Exhibit attached hereto as Exhibit A.

“Interest” shall mean all of the rights of a Member or assignee with respect to the LLC created under this Agreement or under the Act.

“IRS Notice” shall have the meaning set forth in Section 2.6.

“LLC” shall have the meaning set forth in the introductory paragraph.

“Managers” shall have the meaning set forth in Section 5.1(a).

“Members” shall refer collectively to the Persons listed on the Information Exhibit as Members and to any other Persons who are admitted to the LLC as Members or who become Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement. “Member” means any one of the Members.

“New Securities” shall have the meaning set forth in Section 2.2.

“Officers” shall mean the Officers of the LLC as designated by the Board pursuant to Section 5.1(b). “Officer” means any one of the Officers.

“Other Securities” shall have the meaning set forth in Section 2.2.

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Profits and Losses” shall mean, for each Fiscal Year or other period, an amount equal to the LLC’s taxable income or loss for such year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(a)       Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or subtracted from such loss;

(b)       Any expenditures of the LLC described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulations § 1.704–1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or added to such loss;

(c)       Gain or loss resulting from dispositions of LLC assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value.

(d)       In the event the Agreed Value of any LLC asset is adjusted in accordance with paragraph (d) or paragraph (e) of the definition of “Agreed Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(e)       In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(f)       Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Redemption” shall have the meaning set forth in the Recitals.

“Regulatory Allocations Exhibit” shall mean the Exhibit attached hereto as Exhibit C.

“Sale Notice” shall have the meaning set forth in Section 6.6.

“Section 704(c) Property” shall have the meaning ascribed such term in Treasury Regulation § 1.704–3(a)(3) and shall include assets treated as Section 704(c) property by virtue of revaluations of LLC assets as permitted by Treasury Regulation § 1.704–1(b)(2)(iv)(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Holder” has the meaning set forth in Section 6.6.

“Subsidiaries” shall mean each of and any other person all or any portion of the equity interest of which is owned, directly or indirectly, by the LLC.

“SureHarvest” shall have the meaning set forth in the Recitals.

“Tax Estimation Period” shall mean (A) in the event that the Board elects to make quarterly tax distributions, (i) January, February and March, (ii) April and May, (iii) June, July and August, and (iv) September, October, November and December of each year during the term of the LLC, or other periods for which estimates of individual federal income tax liability are required to be made under the Code, and (B) in the event that the Board elects to make annual tax distributions, each fiscal year of the LLC; provided, that, the LLC’s first Tax Estimation Period shall begin on the Effective Date of this Agreement.

“Transfer” shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process or transfer of equity interests) of all or any portion of any Interest. “Transfer” shall also be deemed to include any sale, assignment, conveyance, pledge, hypothecation or other disposition of any equity interest in any Member (other than WFCF and SureHarvest) that is an entity.

“Transfer Notice” shall mean a written notice given to the LLC of all details of any proposed Transfer of any Interest including the name of the proposed transferee, the date of the proposed Transfer of the Interest, the portion of the Member’s Interest to be transferred, the price or other consideration, if any, to be received, and a complete description of all noncash consideration to be received.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“True Up Tax Distributions” shall have the meaning set forth in Section 3.1

“Units” represent the basis on which Interests are denominated and the basis on which the Members’ relative rights, privileges, preferences and obligations are determined under this Agreement and the Act, and the total number and class of Units attributed to each Member shall be the number recorded on the Information Exhibit as of the relevant time.

“Unsubscribed Securities” shall have the meaning set forth in Section 2.2.

“WFCF” means Where Food Comes From, Inc., a Member.

[The Remainder of This Page Has Intentionally Been Left Blank]

Exhibit C
to the
Amended and Restated Operating Agreement
of
SUREHARVEST SERVICES, LLC

A California Limited Liability Company

Regulatory Allocations Exhibit

This Exhibit contains special rules for the allocation of items of LLC income, gain, loss and deduction that override the basic allocations of Profits and Losses in Section 4.1 of the Agreement to the extent necessary to cause the overall allocations of items of LLC income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations § 1.704-1(b) and shall be interpreted in light of that purpose. Subsection (a) below contains special technical definitions. Subsections (b) through (h) contain the Regulatory Allocations themselves. Subsections (i) and (j) are special rules applicable in applying the Regulatory Allocations.

(a)       Definitions Applicable to Regulatory Allocations. For purposes of the Agreement, the following terms shall have the meanings indicated:

(i)       “Adjusted Capital Account” means, with respect to any Member or assignee, such Person’s Capital Account (as defined in Exhibit C) as of the end of the relevant Fiscal Year increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations §§ 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of member nonrecourse debt minimum gain).

(ii)      “LLC Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations § 1.704-2(d), and is generally the aggregate gain the LLC would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability and for no other consideration, with such other modifications as provided in Treasury Regulations § 1.704-2(d). In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.

(iii)     “Member Nonrecourse Deductions” shall mean losses, deductions or Code § 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations § 1.704-2(i)(2).

(iv)     “Member Nonrecourse Debt” means any LLC liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bears the economic risk of loss within the meaning of Treasury Regulations § 1.752-2 as a guarantor, lender or otherwise.

(v)      “Member Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to Treasury Regulations § 1.704-2(i)(3). In the case of Member Nonrecourse Debt for which the creditor’s recourse against the LLC is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.

(vi)     “Nonrecourse Deductions” shall mean losses, deductions, or Code § 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations § 1.704-2(b)(1)). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury Regulations § 1.704-2(c), and shall generally equal the net increase, if any, in the amount of LLC Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations § 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in LLC Minimum Gain, with such other modifications as provided in Treasury Regulations § 1.704-2(c).

(vii)    “Nonrecourse Liability” means any LLC liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations § 1.752-2.

(viii)   “Regulatory Allocations” shall mean allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the member nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, and the curative allocations provided in Paragraph (h) below.

(b)      Nonrecourse Deductions. All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to the number of Units held by such Member during such Fiscal Year.

(c)      Member Nonrecourse Deductions. All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Treasury Regulations § 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(d)      Minimum Gain Chargeback. If there is a net decrease in LLC Minimum Gain for a Fiscal Year, each Member shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in LLC Minimum Gain, determined in accordance with Treasury Regulations § 1.704-2(g)(2) and the definition of LLC Minimum Gain set forth above. This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704-2(f) and shall be interpreted consistently therewith.

(e)       Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above. This Paragraph is intended to comply with the member nonrecourse debt minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f)       Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of LLC income and gain (consisting of a pro rata portion of each item of LLC income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate any deficit in such Member’s Capital Account (as adjusted in accordance with such Treasury Regulations) created by such adjustments, allocations or distributions as quickly as possible. This provision is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith

(g)      Gross Income Allocation. In the event any Member has a deficit in its Adjusted Capital Account at the end of any Fiscal Year, each such Member shall be allocated items of LLC gross income and gain, in the amount of such Adjusted Capital Account deficit, as quickly as possible.

(h)      Curative Allocations. The allocations set forth in paragraphs (b) through (g) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of LLC income, gain, loss or deduction pursuant to this paragraph (h). Therefore, notwithstanding any other provision of this Exhibit D (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of LLC income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all LLC items were allocated pursuant to Section 4.1. In exercising its discretion under this paragraph (h), the Board shall take into account future Regulatory Allocations under paragraphs (d) and (e) above that, although not yet made, are likely to offset other Regulatory Allocations previously made under paragraphs (b) and (c) above.

(i)       Ordering. The allocations in this Exhibit to the extent they apply shall be made before the allocations of Profits and Losses under Section 4.1 and in the order in which they appear above.

(j)       Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(k)      Excess Nonrecourse Liabilities. For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the LLC in accordance with Treasury Regulations § 1.752-3(a)(3), the Members’ interests in LLC profits shall be determined in the same manner as prescribed by paragraph (b) above.

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